Exhibit 99.1

News Release

Molina Healthcare Contacts: Investor Relations: Juan José Orellana 562-435-3666 Public Relations: Sunny Yu 562-901-1039	Universal American Corp. Contact: Chief Financial Officer Adam Thackery 914-597-2939

MOLINA HEALTHCARE COMPLETES ACQUISITION OF THE TOTAL CARE MEDICAID PLAN IN UPSTATE NEW YORK FROM UNIVERSAL AMERICAN

Long Beach, California & White Plains, New York (August 1, 2016) — Molina Healthcare, Inc. (NYSE: MOH) and Universal American Corp. (NYSE: UAM) jointly announced today that Molina has completed its acquisition of Universal American’s Total Care Medicaid plan. As a result, approximately 38,000 Total Care Medicaid members will now be a part of Molina Healthcare.

“We are looking forward to welcoming and sharing our care model with our newest members in New York,” said J. Mario Molina, MD, president and chief executive officer of Molina Healthcare, Inc. “With the completion of this acquisition, Molina now operates health plans in the five largest Medicaid markets in the country and we are proud to continue carrying out our mission of providing access to high-quality health care to people receiving government assistance as we’ve done for more than 35 years.”

Total Care is a prepaid health services plan that provides health insurance coverage in New York. Total Care covers approximately 38,000 members of the Medicaid Managed Care, Health and Recovery Plans (HARP) and Child Health Plus (CHP) programs in four counties: Cortland, Onondaga, Oswego and Tompkins. Under the terms of the agreement, Molina has acquired all the outstanding equity interests of Today’s Options of New York, Inc., which operates the Total Care Medicaid plan.

“Total Care has a long history serving the central New York community, and we will continue to work closely with the New York State Department of Health, local providers and community organizations to serve our members, but now as part of the Molina Healthcare extended family,” said Colleen Schmidt, president of Total Care. “We’re confident that this will be a seamless transition given Molina’s focus on government health care assistance programs. Molina shares a similar mission and values with Total Care, and we are excited to tap into the knowledge, experience and resources that Molina brings.”

Richard A. Barasch, chairman and chief executive officer of Universal American, commented, “With the sale of our Total Care Medicaid plan, we can better concentrate our efforts on our Medicare Advantage and Medicare ACO businesses. We believe that Molina’s extensive experience in Medicaid will allow for continued improvements to the plan for the benefit of its members. We want to thank all the Total Care employees for their dedication, professionalism and hard work.”

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About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 12 states across the nation and in the Commonwealth of Puerto Rico, Molina currently serves approximately 4.3 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

About Universal American Corp.

Through its family of healthcare companies, Universal American provides health benefits to people covered by Medicare. The company is dedicated to working collaboratively with healthcare professionals, especially primary care physicians, in order to improve the health and well-being of those they serve while reducing healthcare costs. More information about Universal American is available at universalamerican.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking statements” regarding the transaction between Universal American Corp. and Molina Healthcare, Inc. All forward-looking statements are based on current expectations that are subject to numerous risk factors that could cause actual results to differ materially. Such risk factors include, without limitation, risks related to: the ability of Today’s Options of New York, Inc. (“TONY”) to maintain relationships with customers and employees following the announcement of this transaction; the integration of the operations and employees of TONY into Molina Healthcare’s business; the retention and renewal of TONY’s business contracts; synergies from the proposed transaction; and TONY’s future financial condition and operating results. Additional information regarding the risk factors to which the parties are subject is provided in greater detail in their respective periodic reports and filings with the Securities and Exchange Commission, including each party’s most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of each party’s website or on the SEC’s website at sec.gov. Given these risks and uncertainties, neither party can give assurances that its forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by its forward-looking statements will in fact occur, and each party cautions investors not to place undue reliance on these statements. All forward-looking statements in this release represent the parties’ judgment as of the date hereof, and each party disclaims any obligation to update any forward-looking statements to conform the statement to actual results or changes in a party’s expectations that occur after the date of this release.

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